Exhibit 10.34
DISSOLUTION AGREEMENT

DISSOLUTION AGREEMENT, dated as of 22 June 2015, by and between Coty Inc., a Delaware corporation (the “Company”), and Elio Leoni Sceti (the “Executive”).

WHEREAS, the Company has determined that Bart Becht will remain as the Company’s Chairman of the Board;

WHEREAS, as a result, the Executive has determined not to assume the position of Chief Executive Officer of the Company, as contemplated in the Employment Agreement between the Company and the Executive dated as of 17 April, 2015 (the “Employment Agreement”);

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Company and the Executive agree to dissolve their intended contractual relationship and settle their expected rights and obligations under the Employment Agreement in accordance with the terms and conditions set forth below:

1.Employment. Notwithstanding anything in the Employment Agreement to the contrary, the Executive shall not become an employee of the Company and shall not assume the position of Chief Executive Officer of the Company.

2.Preferred Shares. The Company shall repurchase from the Executive the Preferred Shares (as defined in Section 5 of the Employment Agreement) on the terms and conditions which are set forth in Section 3(b) of the Subscription Agreement on the same basis as though the Executive had commenced his employment with the Company and the Executive had terminated his employment immediately thereafter for Good Reason (as such term is defined in the Employment Agreement).

3.Dissolution Payment. In respect of the dissolution effected hereby, the Company shall pay the Executive the amount described in Section 8(c)(iv) of the Employment Agreement on the same basis as though the Executive had commenced his employment with the Company and the Executive had terminated his employment immediately thereafter for Good Reason. Because the Executive had not commenced employment, none of the other benefits described in Section 8(c) shall be payable.

4.Covenants. The Executive acknowledges that, in anticipation of his undertaking the duties that had been specified in the Employment Agreement, he was provided access to confidential information pertaining to the Company, its business and its prospective business plans and endeavors. Accordingly, the Executive agrees that following the execution of this Agreement he shall be subject to, and bound by, the covenants contained in Section 10 of the Employment Agreement as though such covenants were incorporated herein by reference and made a part hereof (the “Executive’s Covenants”), with the periods specified under the provisions of Sections

10(a) and (b) of the Employment Agreement thereof running from the date hereof on the same basis as though the Executive had commenced his employment with the Company and the Executive had terminated his employment immediately thereafter for Good Reason, except that the covenant provided in Section 10(a) of the Employment Agreement shall only be applicable for a period of 12 months after the date hereof. Notwithstanding anything in this Section 4 (or the provisions of Section 10 of the Employment Agreement incorporated herein), nothing in this Agreement shall preclude Executive from making and holding a minority investment in any entity having aggregate revenues, measured on a trailing 12-month basis from its last completed fiscal quarter, in excess of $100 million, so long as Executive does not provide any services to such entity or take any other action that would otherwise be precluded under the provisions of this Agreement.

5.Remaining Provisions of the Employment Agreement. Except to the extent that specific provisions thereof are expressly incorporated herein by reference, the Employment Agreement is hereby terminated and rendered void and without effect as of the date hereof.

6.Release. Excluding enforcement of the covenants and promises of the Company contained herein, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any Federal, state or other governmental statute, regulation or ordinance, that Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, the Employment Agreement, the Subscription Agreement, and the actions taken by any if the Releasees in connection with the termination of the Employment Agreement (any of the foregoing being an “Executive Claim” or, collectively, the “Executive Claims”). The Executive represents and acknowledges that in executing this Agreement he is not relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

7.Nondisparagement. The Executive agrees that the Executive will not make any public comments in any form of media, including, without limitation, social media, or take any actions that are intended to or can reasonably be expected to disparage or denigrate the Company or any Releasees, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement. The Company agrees that it shall direct its senior officers and each of the members of its Board of Directors not to make any public comments in any form of media, including, without limitation, social media, or take any actions that are intended to or can reasonably be expected to disparage or denigrate the Executive, including, but not limited to, any matters relating to the reputation of the Company, irrespective of the truthfulness or falsity of such statement. Notwithstanding anything in this Agreement to the contrary, including, without limitation, the immediately preceding sentences of this paragraph 7 and the Executive’s Covenants, this Agreement does not prohibit any person from (a) providing accurate information in connection with any disclosure obligation imposed by applicable law or (b) from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or activities of any of the parties hereto or any affiliate thereof by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding any conduct or action undertaken or omitted to be taken by any such party or affiliate that such person reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to such party or such affiliate.

8.Miscellaneous.

(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflict of laws.

(b)Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the rights and obligations of the parties under the Employment Agreement and the manner in which the Preferred Shares are to be redeemed by the Company and supersedes any prior agreements between the Company and Executive, other than the Subscription Agreement with respect to the Preferred Shares. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and the Chairman of the Board (the “Authorized Director”). Except as otherwise expressly provided herein, this Agreement shall not be assignable by either party without the consent of the other party.

(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or the Authorized Director, as the case may be.

(d)Severability. It is expressly understood and agreed that although Executive and the Company consider the Executive’s Covenants to be reasonable, and the Company and the Executive agree that, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restriction, or any other restriction, contained in the Executive’s Covenants is an unenforceable restriction against Executive, such provision shall not be rendered void but shall be deemed amended to apply to such maximum time and territory, if applicable, or otherwise to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any such restriction contained in the Executive’s Covenants is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other portion of the Executive’s Covenants. In the event that any one or more of the other provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)Successors. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’ death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(f)Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such national, local and any other applicable taxes and other social changes as may be required to be withheld pursuant to any applicable law or regulation.

(g)Arbitration. The parties agree that all disputes arising under or in connection with this Agreement will be submitted to arbitration in New York, New York, to the American Arbitration Association (“AAA”) under its rules than prevailing for the type of claim in issue. Notwithstanding the foregoing, any court with jurisdiction over the parties may have jurisdiction over any action brought with regard to or any action brought to enforce any violation or claimed violation of this Agreement. The parties each hereby specifically submit to the personal jurisdiction of any federal or state court located in the County of New York for any such action and further agree that service of process may be made within or without the State of New York by giving notice in the manner provided herein. Each party hereby waives any right to a trial by jury in any dispute between them. In any action or proceeding relating to this Agreement, the parties agree that no damages other than compensatory damages shall be sought or claimed by either party and each party waives any claim, right or entitlement to punitive, exemplary, statutory or consequential damages, or any other damages, and each relevant arbitral panel is specifically divested of any power to award any damages in the nature of punitive, exemplary, statutory or consequential damages, or any other damages of any kind or nature in excess of compensatory damages.

(h)Counterparts, Headings. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE
By:	/s/Elio Leoni Sceti
Its:	Elio Leoni Sceti

COTY INC.
By:	/s/Geraud-Marie Lacassagne
Its:	Geraud-Marie Lacassagne

5